EXHIBIT 10.16

Description of Named Executive Officer Compensation

Total compensation to the named executive officers (as defined in Securities and Exchange Commissions Regulation S-K Item 402(a)(3)) of Crescent Banking Company (the “Company”) and its subsidiary Crescent Bank & Trust Company (the “Bank”) is primarily composed of three types of compensation: (1) base salary, (2) short-term annual cash incentive compensation, and (3) long-term equity-based compensation awarded under the Company’s 1993 Employee Stock Option Plan and 2001 Long-Term Incentive Plan (collectively, the “Long-Term Incentive Plans”).

Base Salary

Individual base salaries and increases for the Company’s named executive officers, other than the President and Chief Executive Officer, are recommended annually by the Chief Executive Officer to the Compensation Committee and are determined by the Company’s Board of Directors, upon recommendation by the Compensation Committee. The philosophy of the Company is that compensation should be based on individual annual performance and the performance of the Company, and should be competitive with the market. With respect to the Chief Executive Officer, the Compensation Committee reviews the financial performance of the Company as well as published data regarding compensation of chief executive officers of comparable financial institutions located in comparable markets and of local banks and thrifts. The Compensation Committee recommends the compensation of the Chief Executive Officer to the Board of Directors for final approval. The approval process takes place without the presence of the Chief Executive Officer.

Set forth below are the 2005 base salaries of the following named executive officers of the Company. Base salaries paid in 2004 are also shown for comparison.

Named Executive Officer	2005	2004
J. Donald Boggus, Jr.	$250,000	$225,000
A. Bradley Rutledge, Sr.	150,000	105,000
Anthony N. Stancil	160,000	140,961
Leland W. Brantley, Jr.	145,000	120,000
Gary Reece (1)	165,000	155,000
Robert C. KenKnight (2)	—	168,758
Michael P. Leddy	—	—

(1)	Mr. Reece resigned from his position with the Company effective February 15, 2005.
(2)	Pursuant to an agreement between the Company and Mr. KenKnight, Mr. KenKnight is entitled to be paid 18.5% of certain receivables related to the wholesale mortgage banking business, which the Company sold on December 31, 2003. Mr. KenKnight will not be compensated by the Company or any subsidiary in 2005 other than pursuant to this arrangement; consequently, his salary was not, and in the future will not be, determined in the same fashion as the salaries of the other named executive officers.

Short-Term Annual Cash Incentive Compensation

Short-term annual cash incentive compensation in the form of bonuses is intended to align short-term cash compensation of eligible Company officers with individual performance and Company performance. The Compensation Committee, using recommendations of the Chief Executive Officer, approves annual bonus payments to those officers who have made superior contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy controls compensation expenses and rewards past performance by reducing the need for significant annual base salary increases.

Set forth below are the annual cash bonuses paid to the Company’s named executive officers for the year ended December 31, 2004.

Named Executive Officer	2004
J. Donald Boggus, Jr.	$45,000
A. Bradley Rutledge, Sr.	20,000
Anthony N. Stancil (1)	99,000
Leland W. Brantley, Jr.	27,000
Gary Reece (2)	27,000
Robert C. KenKnight	—
Michael P. Leddy (3)	795,610

(1)	The bonus awarded to Mr. Stancil consisted of $44,000 in accrued bonuses earned at Regions Bank of Cherokee and $40,000 in bonuses Mr. Stancil would have earned had he remained at Regions Bank of Cherokee, both of which the Bank agreed to pay in connection with his accepting employment at the Bank, and $15,000 in bonuses earned during his employment at the Bank. Only $15,000 of the bonus awarded to Mr. Stancil in 2004 was determined in accordance with Company policy and procedures.
(2)	Mr. Reece resigned from his position with the Company effective February 15, 2005.
(3)	Pursuant to an agreement between the Company and Mr. Leddy, Mr. Leddy was entitled to be paid 5% of certain receivables related to the wholesale mortgage banking business, which the Company sold on December 31, 2003, plus $750,000 in lieu of accelerating the vesting of certain shares of restricted stock owned by Mr. Leddy that were cancelled in connection with his termination. The payment reflects $750,000 related to the restricted stock and $45,610 related to the accounts receivable. Mr. Leddy will not be compensated by the Company in 2005 other than pursuant to this agreement; consequently, his short-term compensation was not, and in the future will not be, determined in the same fashion as the incentive compensation of other named executive officers.

Annual cash bonuses for 2005 will be determined in late 2005 or early 2006. The Company expects individual 2005 bonuses to be determined using the same criteria as applied to determine 2004 bonuses.

Long-Term Equity-Based Compensation

The Company attempts to align the interests of key employees, including its named executive officers, with those of the Company’s shareholders by awarding stock options to these employees under the Company’s Long-Term Incentive Plans. Stock options are awarded annually, upon the recommendation of the Company’s Chief Executive Officer and approval of the Compensation Committee, to eligible employees who have made a significant contribution to the Company’s long-term growth. During 2004, the Company awarded 40,000 stock options to 10 individuals.

Set forth below are stock options granted to the Company’s named executive officers for the year ended December 31, 2004.

Named Executive Officer	Securities Underlying Stock Options
J. Donald Boggus, Jr.	5,000
A. Bradley Rutledge, Sr.	2,500
Anthony N. Stancil	12,500
Leland W. Brantley, Jr.	4,000
Gary Reece	4,000
Robert C. KenKnight	—
Michael P. Leddy	—

No stock options or restricted stock awards have been granted for 2005 as of March 18, 2005. The Company expects individual grants during 2005 under its Long-Term Incentive Plans to be determined using the same criteria as applied to determine grants in 2004. Additional information relating to the Company’s Long-Term Incentive Plans and grants of stock options during 2004 will be included in the Company’s 2005 Proxy Statement to be filed with the Commission on Schedule 14A.

Other Compensation

In addition to base salary, short-term annual cash incentive compensation and long-term equity-based compensation, certain officers of the Company and the Bank, including the named executive officers, receive compensation in the form of split-dollar life insurance for which the Company or the Bank pays the premiums. Certain officers, including the named executive officers, may also participate in the Executive Supplemental Retirement Plan, the benefits of which are funded from life insurance purchased and owned by the Company or the Bank. The compensation paid to the Company’s named executive officers under these compensation arrangements during 2004 will be set forth under “Other Compensation” in the Summary Compensation Table of the Company’s 2005 Proxy Statement to be filed with the Commission on Schedule 14A.